Exhibit 77D


The Fund's Flexible Income Portfolio made those changes to it investment policies described in the supplement to its prospectuses filed via EDGAR with the Securities and Exchange Commission on May 3, 2010 and incorporated by reference herein.

The Fund's Balanced Portfolio made those changes to its investment policies described in the supplement to its prospectuses filed via EDGAR with the Securities and Exchange Commission on May 3, 2010 and incorporated by reference herein.

The Fund's Global Infrastructure Portfolio made those changes to its investment policies described in the supplement to its prospectuses filed via EDGAR with the Securities and Exchange Commission on March 26, 2010 and incorporated by reference herein.

The Fund's Money Market Portfolio made those changes to its investment policies described in the supplement to its Statement of Additional Information filed via EDGAR with the Securities and Exchange Commission on June 14, 2010 and incorporated by reference herein.